Exhibit 99.1



      R. Andrew Eckert Appointed to Fill Seat on Board of Directors for
                            Varian Medical Systems

    PALO ALTO, Calif., Oct. 15 /PRNewswire-FirstCall/ -- Varian Medical Systems, Inc. (NYSE: VAR) today announced that R. Andrew Eckert has been appointed to the company's board of directors to fill the vacant seat left by the late Terry R. Lautenbach who passed away earlier this year.
    "Andy Eckert has significant experience in the medical technology industry and in the software industry," said Richard M. Levy, chairman and CEO of Varian Medical Systems. "We expect he will be an important contributor to our Board."
    Mr. Eckert, 43, is CEO of SumTotal Systems, Inc. of Mountain View, Calif., a newly created e-learning enterprise software business formed by the merger of Click2learn and Docent, Inc., where he had been serving as CEO since 2002. Mr. Eckert was also CEO of ADAC Laboratories, a leader in nuclear medicine imaging systems as well as treatment planning and information management software for radiation therapy, where he served from 1990 to 2001 when it was acquired by Royal Philips. He also has held financial and strategic planning positions with firms, including Summit Partners of Boston, MA and Newport Beach, CA; Goldman Sachs and Co of New York; and Marakon Associates of San Francisco.
    Mr. Eckert also currently serves on the board of directors for Connetics, a specialty pharmaceutical company, and for Chordiant, an enterprise software company.
    He earned a B.S. in industrial engineering from Stanford Engineering in 1983 and an MBA from Stanford University's Graduate School of Business in 1988.

    Varian Medical Systems, Inc., of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are treating thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,160 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. In its most recent fiscal year ended September 26, 2003, Varian Medical Systems reported sales of $1 billion. Additional information is available on the company's web site at www.varian.com.

    CONTACT:  Spencer Sias, (650) 424-5782,
              spencer.sias@varian.com

SOURCE  Varian Medical Systems, Inc.
    -0-                             10/15/2004
    /CONTACT: Spencer Sias of Varian Medical Systems, +1-650-424-5782, or spencer.sias@varian.com/
    /Web site:  http://www.varian.com /
    (VAR)

CO:  Varian Medical Systems, Inc.
ST:  California
IN:  HEA MTC ECP
SU:  PER